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                                                                      Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

        For the Six Months Ended June 30, 2002 and 2001
                 (In thousands, except ratios)


                                            Six Months    Six Months
                                               2002          2001
                                            ----------    ----------

Income (loss) from continuing operations
   before income taxes                       $  6,139     $ (4,898)

Add:  Fixed Charges                             4,998        6,641
                                             --------     --------

Adjusted income before income taxes          $ 11,137     $  1,743
                                             ========     ========

Fixed charges:
  Preferred stock dividends                  $  4,025     $  4,025
  Interest portion of rentals                      36          - -
  Total interest costs                            937        2,616
                                             --------     --------

Total fixed charges                          $  4,998     $  6,641
                                             ========     ========

Fixed Charge Ratio                               2.23          (a)

Inadequate coverage                          $    - -     $  4,898
                                             ========     ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                  $ 11,689     $  9,765
  DD&A(b) (corporate)                              67          136
  Provision for closed operations and
    environmental matters                         257          991
                                             --------     --------

                                             $ 12,013     $ 10,892
                                             ========     ========


(a)Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."